Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE EXCEEDS GUIDANCE WITH FIRST-QUARTER

EARNINGS OF $0.38 PER DILUTED SHARE

58.3% Earnings Growth Driven by 29.5% Increase in Revenue

THOMASVILLE, N.C. (April 22, 2005) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced record financial results for the first quarter ended March 31, 2005. Revenue from operations increased 29.5% to $236,770,000 for the quarter from $182,769,000 for the first quarter of 2004. Net income rose 63.6% to $9,343,000 from $5,712,000. Earnings per diluted share for the first quarter of 2005 were $0.38, up 58.3% from $0.24 for the first quarter last year. Old Dominion’s operating ratio for the first quarter of 2005 improved to 92.7% from 94.0% for the first quarter of 2004. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in May 2004.

“We are pleased to report strong profitable growth for the first quarter of 2005, which represents our fourth consecutive quarter of revenue growth above 20%” commented Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion. Because a majority of this growth was within our existing service center network, we continued to produce increased operating leverage for the quarter. As a result, the first quarter represented our 14th consecutive quarter of improvement in our operating ratio and growth in net income in excess of 30%, both on a comparable quarter basis.

“Old Dominion’s revenue growth for the quarter reflects a 21.5% increase in LTL tons and a 3.1% increase in LTL revenue per hundredweight, excluding fuel surcharges. We also experienced an 18.2% growth in LTL shipments and a 5.9% increase in LTL revenue per shipment, excluding fuel surcharges. We maintained our pricing discipline during the quarter while increasing our volumes and market share.

“With a service center network covering over 90% of the U.S. population, our primary focus is to leverage our investment in this network through increased freight density by increasing market share. During the first quarter, we benefited from our expansion activities in 2004, which included opening 12 new service centers, expanding our direct service into Oregon and Washington and initiating full-state coverage in Michigan and Wisconsin. During the first quarter of 2005, we also opened a new service

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 22, 2005

center in Colorado Springs, Colorado, and acquired Wichita Southeast Kansas Transit (“WSKT”) in a transaction we expect will be accretive to our 2005 financial results. Through this acquisition, we expanded our network by 10 service centers to 149 at the end of the quarter, increased our direct coverage to 41 states and increased our full-state coverage to 31 states. During the remainder of 2005, we plan to open four to five additional service centers, including our first service centers in Vermont and Maine.

“Through this expansion, we strengthen our unique competitive position as an efficient, non-union transportation company with the long-haul capabilities of a national carrier and the infrastructure and service capabilities of a regional carrier. The value we present our customers as a comprehensive single-source solution for their transportation needs is evident in our ability to increase revenue, primarily through market share expansion, at a rate consistently and significantly above the industry.”

Based on the Company’s operating and financial results for the first quarter and its assessment of current and near-term business conditions, Old Dominion today affirmed its guidance for 2005 earnings per diluted share in a range of $2.03 to $2.08. In addition, the Company today established its earnings guidance for the second quarter of 2005 in a range of $0.50 to $0.53, compared with $0.43 earned in the second quarter of 2004.

Mr. Congdon concluded, “Our first-quarter results represent a sound start to achieving our earnings guidance for 2005. We are confident that Old Dominion remains well positioned to continue expanding its market share as 2005 progresses.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through May 22, 2005. A telephonic replay will also be available through April 29, 2005, at 719-457-0820, Confirmation Number 3956674.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with legislation requiring companies to evaluate their internal control over financial operations and reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ODFL Reports First-Quarter Earnings

April 22, 2005

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 41 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 31 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2005	2004
Revenue from operations	$236,770	$182,769	29.5%
Operating income	$17,236	$10,901	58.1%
Operating ratio	92.7%	94.0%
Net income	$9,343	$5,712	63.6%
Basic earnings per share	$0.38	$0.24	58.3%
Diluted earnings per share	$0.38	$0.24	58.3%
Weighted average shares outstanding
Basic	24,845	24,089	3.1%
Diluted	24,855	24,111	3.1%

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ODFL Reports First-Quarter Earnings

April 22, 2005

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	First Quarter
	2005		2004		%Chg.
Revenue	$236,770	100.0%	$182,769	100.0%	29.5%

Operating expenses:
Salaries, wages & benefits	134,244	56.7%	108,450	59.3%	23.8%
Operating supplies & expenses	33,092	14.0%	20,835	11.4%	58.8%
General supplies & expenses	7,648	3.2%	6,430	3.5%	18.9%
Operating taxes & licenses	9,007	3.8%	7,300	4.0%	23.4%
Insurance & claims	7,855	3.3%	5,842	3.2%	34.5%
Communications & utilities	3,214	1.4%	2,806	1.6%	14.5%
Depreciation & amortization	12,335	5.2%	10,596	5.8%	16.4%
Purchased transportation	8,803	3.7%	6,281	3.4%	40.2%
Building and office equipment rents	2,097	0.9%	1,830	1.0%	14.6%
Miscellaneous expenses, net	1,239	0.5%	1,498	0.8%	(17.3)%

Total operating expenses	219,534	92.7%	171,868	94.0%	27.7%

Operating income	17,236	7.3%	10,901	6.0%	58.1%

Other deductions:
Interest expense, net	1,433	0.6%	1,370	0.8%	4.6%
Other expense, net	153	0.1%	167	0.1%	(8.4)%

Income before income taxes	15,650	6.6%	9,364	5.1%	67.1%

Provision for income taxes	6,307	2.7%	3,652	2.0%	72.7%

Net income	$9,343	3.9%	$5,712	3.1%	63.6%

Earnings per Share:

Basic	$0.38		$0.24		58.3%
Diluted	$0.38		$0.24		58.3%

Weighted average outstanding shares:
Basic	24,845		24,089		3.1%
Diluted	24,855		24,111		3.1%

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ODFL Reports First-Quarter Earnings

April 22, 2005

OLD DOMINION FREIGHT LINE, INC.

Operating Statistics ( * In thousands)	First Quarter
	2005	2004	% Chg.
Operating ratio	92.7%	94.0%	(1.4)%
Intercity miles *	61,529	50,166	22.7%
LTL tons *	724	596	21.5%
Total tons *	970	828	17.1%
LTL shipments *	1,355	1,146	18.2%
Total shipments *	1,383	1,172	18.0%
Percent LTL revenue	91.0%	91.0%	0.0%
Revenue per intercity mile	$3.85	$3.64	5.8%
LTL rev/LTL cwt	$14.88	$13.95	6.7%
LTL rev/LTL cwt less FSC	$13.68	$13.27	3.1%
LTL rev/LTL shp	$159.07	$145.16	9.6%
LTL rev/LTL shp less FSC	$146.25	$138.14	5.9%
LTL weight per LTL shipment	1,069	1,041	2.7%
Average length of haul	936	953	(1.8)%

Balance Sheets (In thousands)	March 31, 2005	December 31, 2004
Current Assets	$145,001	$127,381
Net Property and Equipment	399,217	363,268
Other Assets	21,918	18,928

Total Assets	$566,136	$509,577

Current Maturities	$19,380	$22,030
Other Current Liabilities	101,351	76,634

Total Current Liabilities	120,731	98,664
Long Term Debt	82,695	57,424
Other Long Term Liabilities	61,839	61,961

Total Liabilities	265,265	218,049
Equity	300,871	291,528

Total Liabilities & Equity	$566,136	$509,577

Notes: Financial and operating data are unaudited

            LTL is less than 10,000 lbs.

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